Axsome Therapeutics Hosts Solriamfetol Virtual Investor Event with Expert Thought Leaders Today

NEW YORK, Dec. 7, 2023 (Globe Newswire) – Axsome Therapeutics, Inc. (NASDAQ: AXSM), a biopharmaceutical company developing and delivering novel therapies for the management of central nervous system (CNS) disorders, is hosting a virtual investor event and conference call today from 8 a.m. – 10 a.m. Eastern Time to provide an update on solriamfetol, a dual-acting dopamine and norepinephrine reuptake inhibitor (DNRI) and trace amine-associated receptor 1 (TAAR1) agonist.

At the event, invited physician thought leaders will discuss current and potential future indications. The Axsome senior leadership team will provide an overview of clinical development plans. The presenters will be available to answer questions at the end of the presentations. To access the event, please click here.

Expert thought leaders presenting at the event include:

•
Craig Chepke, MD, Medical Director of Excel Psychiatric Associates in Huntersville, N.C. and Adjunct Associate Professor of Psychiatry for Atrium Health. Dr. Chepke will provide an overview of TAAR1 signaling and major depressive disorder (MDD).
•
Andrew Cutler, MD, Clinical Associate Professor of Psychiatry SUNY Upstate Medical University. Dr. Cutler will provide an overview of attention deficit hyperactivity disorder (ADHD).
•
Susan McElroy, MD, Chief Research Officer and Director of Psychopharmacology Research at the Lindner Center of HOPE at the University of Cincinnati. Dr. McElroy will provide an overview of binge eating disorder (BED).
•
Richard Bogan, MD, Associate Clinical Professor at the University of South Carolina School of Medicine and at the Medical University of South Carolina in Charleston, S.C., and is Principal of Bogan Sleep Consultants. Dr. Bogan will provide an overview of the SHARP study of solriamfetol in patients with excessive daytime sleepiness (EDS) associated with obstructive sleep apnea (OSA), and impaired cognitive function.
•
Charles Czeisler, MD, PhD, Baldino Professor of Sleep Medicine, Director of the Division of Sleep Medicine at Harvard Medical School and Chief of the Division of Sleep Medicine in the Department of Medicine at Brigham and Women’s Hospital in Boston. Dr. Czeisler will provide an overview of shift work disorder (SWD).

Webcast and Conference Call Information

A live webcast of the event can be accessed on the “Webcasts & Presentations” page of the “Investors” section of the Company’s website at www.axsome.com. To participate in the live conference call, please dial (877) 405-1239 (toll-free domestic). A replay of the webcast will be available for approximately 30 days following the live event.

About Solriamfetol

Solriamfetol is a dual-acting dopamine and norepinephrine reuptake inhibitor and trace amine-associated receptor 1 (TAAR1) agonist. Solriamfetol is protected by a robust patent estate with expiries out to 2042.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a biopharmaceutical company developing and delivering novel therapies for central nervous system (CNS) conditions that have limited treatment options. Through development of therapeutic options with novel mechanisms of action, we are transforming the approach to treating CNS conditions. At Axsome, we are committed to developing products that meaningfully improve the lives of patients and provide new therapeutic options for physicians. For more information, please visit the Company’s website at axsome.com. The Company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the continued commercial success of our Sunosi® and Auvelity® products and the success of our efforts to obtain any additional indication(s) with respect to solriamfetol and/or AXS-05; the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected revenues or expenses), futility analyses and receipt of interim results, which are not necessarily indicative of the final results of our ongoing clinical trials, and the number or type of studies or nature of results necessary to support the filing of a new drug application (“NDA”) for any of our current product candidates; our ability to fund additional clinical trials to continue the advancement of our product candidates; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration (“FDA”) or other regulatory authority approval of, or other action with respect to, our product candidates; whether issues identified by FDA in the complete response letter may impact the potential approvability of the Company’s NDA for AXS-07 for the acute treatment of migraine in adults with or without aura, pursuant to our special protocol assessment for the MOMENTUM clinical trial; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s products and product candidates, if approved; the Company’s anticipated capital requirements, including the amount of capital required for the continued commercialization of Sunosi and Auvelity and for the Company’s commercial launch of its other product candidates, if approved, and the potential impact on the Company’s anticipated cash runway; unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contacts:

Investors:

Mark Jacobson
Chief Operating Officer
Axsome Therapeutics, Inc.
One World Trade Center, 22nd Floor
New York, NY 10007
Tel: 212-332-3243
Email: mjacobson@axsome.com
www.axsome.com

Media:

Darren Opland
Director, Corporate Communications
Axsome Therapeutics, Inc.
One World Trade Center, 22nd Floor
New York, NY 10007
Tel: 929-837-1065
Email: dopland@axsome.com

www.axsome.com